EXHIBIT 99.1

CAMDEN PROPERTY TRUST ANNOUNCES REDEMPTION OF
8.25% SERIES C PREFERRED UNITS

Houston, TEXAS (January 12, 2005) – Camden Property Trust (NYSE:CPT) announced today that it has redeemed the remaining $17.5 million of its 8.25% Series C Cumulative Convertible Redeemable Perpetual Preferred Units pursuant to the Third Amended and Restated Agreement of Limited Partnership of Camden Operating, L.P. The holder of the 700,000 Series C Preferred Units received cash equal to $25.00 per unit plus accrued and unpaid distributions.

In connection with the issuance of the Series C Preferred Units, the Company incurred $0.4 million in issuance costs and recorded such costs as a reduction to minority interests. In accordance with generally accepted accounting principles, the Company will reflect the $0.4 million of issuance costs as a reduction of earnings in arriving at both consolidated net income and funds from operations for the first quarter of 2005.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.

Camden Property Trust is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 144 properties containing 51,456 apartment homes in the Sunbelt and Midwestern markets from Florida to California. Upon completion of three properties under development, the Company’s portfolio will increase to 52,570 apartment homes in 147 properties.

For additional information, please contact Camden’s Investor Relations Department at (800) 922-6336 or (713) 354-2787 or access our Web site at http://www.camdenliving.com.